Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-176245 and 333-189066 on Form S-3 and Registration Statement No. 333-144315 on Form S-8 of Spectra Energy Partners, LP of our audit report dated August 29, 2013, on the combined consolidated financial statements of Express Canada (consisting of 1108437 Alberta Ltd., Express Pipeline Ltd., Express Holdings (Canada) Limited Partnership and Express Pipeline Limited Partnership), which comprise the combined consolidated balance sheets as at December 31, 2012, 2011 and 2010, and the related combined consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the combined consolidated financial statements, which are included herein in the Form 8-K/A Current Report of Spectra Energy Partners, LP.

/s/ KPMG LLP

Chartered Accountants

August 29, 2013

Calgary, Canada